OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS: Jody Cain Lippert/Heilshorn & Associates (310) 691-7100

OPHTHALMIC IMAGING SYSTEMS REPORTS
FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS
- - -
2010 Revenues Increase 37% to a Record $18.6 Million

SACRAMENTO, Calif. (April 15, 2011) – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading Digital Imaging, Image Management and Electronic Medical Records (EMR) company, today reported financial results for the three and 12 months ended December 31, 2010, and provided an update on recent business developments.

“We are reporting 2010 revenues of $18.6 million, the highest in our 25-year history and an increase of 37% from 2009,” stated Gil Allon, Chief Executive Officer of OIS.  “Our revenue growth reflects the early success of our strategic decision several years ago to expand our ocular health-related product and service offerings.  Revenue from OIS EyeScan™, our portable scanning device launched in the 2010 first quarter, was $2.7 million.  OIS EyeScan sales also favorably impacted the revenue contribution from customers located outside the U.S., which increased to 18% of the total in 2010 from only 9% in 2009.

“In 2011 we expect continued growth from OIS EyeScan as we increase international distribution, as well as from our EMR/PM products.  We received ONC-ATCB certification for both Abraxas and OIS EMR VERSION 4.1.7 last December, which greatly improves our ability to capitalize on anticipated momentum this year in the EMR market.”

Abraxas and OIS EMR VERSION 4.1.7 received notification as Complete EHR by the Certification Commission for Health Information Technology (CCHIT®), an ONC-ATCB, in accordance with the applicable eligible provider certification criteria adopted by the Secretary of Health and Human Services.  The 2011/2012 criteria support the Stage 1 meaningful use measures required to qualify eligible providers and hospitals for funding under the American Recovery and Reinvestment Act (ARRA).

OIS                                                         www.oisi.com
221 Lathrop Way, Suite I              main 800.338.8436
Sacramento, CA 95815                   fax 916.646.0207
USA

Ophthalmic Imaging Systems
2010 Fourth Quarter and Full Year Financial Results Press Release
April 15, 2011

“We see continued growth opportunity in the U.S. through the introduction of innovative ophthalmic products and services.  We believe that as the U.S. healthcare system moves toward managed care, the needs of providers are changing the nature of demand for medical imaging equipment and services.  Our strategy is to provide a diverse range of complementary products and services that assist physicians and managed care organizations to deliver high-quality ocular healthcare while reducing costs,” added Mr. Allon.

As previously announced, OIS is restating financial results as a result of reclassifying certain derivative instruments, which has no impact on the Company's cash balances or loss from operations.  The restated financial results as of and for the fiscal years ended December 31, 2009, 2008 and 2007 and its interim financial results as filed on Form 10-Q for periods ending March 31, June 30 and September 30, 2010 and 2009 are included in its Annual Report on Form 10-K expected to be filed with the Securities and Exchange Commission on April 15, 2011.

Fourth Quarter Financial Results

For the three months ended December 31, 2010, OIS reported an 11% increase in net revenues to $4.8 million from $4.3 million for the same period in 2009.  Gross margin for the fourth quarter of 2010 was 52%, compared with 56% for the fourth quarter of 2009 due to the increase in personnel costs to support our service and implementation departments.

Operating expenses for the fourth quarter of 2010 were $3.8 million versus $2.7 million for the prior year period.  Sales and marketing expenses increased to $1.9 million from $1.4 million in the prior year primarily due to higher marketing expenses to introduce the OIS EyeScan internationally and in the optometric market and the addition of sales representatives at OIS and Abraxas.  General and administrative expenses for the fourth quarter of 2010 were $0.7 million, versus $0.6 million in the prior year period.  Research and development expenses increased to $1.2 million from $0.7 million in the 2009 fourth quarter, with the increase due to an increase in software testers at OIS and Abraxas, as well as the impairment of $0.2 million intangible assets related to the electro-optical unit acquired during the Asset Purchase Agreement with MediVision in October of 2009.

The net loss for the fourth quarter of 2010 was $0.8 million, or $0.02 per share, compared with a net loss for the fourth quarter of 2009 of $1.4 million, or $0.05 per share.

Full Year Financial Results

For the year ended December 31, 2010, OIS reported record net revenues of $18.6 million, an increase of 37% from $13.6 million for 2009.  The revenue growth is primarily attributable to a $4.8 million increase in product sales, including a $2.7 million contribution from OIS EyeScan.

OIS                                                         www.oisi.com
221 Lathrop Way, Suite I              main 800.338.8436
Sacramento, CA 95815                   fax 916.646.0207
USA

Ophthalmic Imaging Systems
2010 Fourth Quarter and Full Year Financial Results Press Release
April 15, 2011

Gross margin remained relatively flat at 55% and 54% for 2010 and 2009, respectively.  Sales and marketing expenses increased to $6.9 million in 2010 from $4.1 million in 2009, due primarily to higher marketing expenses to introduce the OIS EyeScan internationally and in the optometric market, the addition of sales representatives at OIS and Abraxas, and due to additional expenses of CCS Pawlowski GmbH and OIS European operations.  General and administrative expenses increased to $2.4 million in 2010 from $2.3 million in 2009, with the increase due primarily to additional expenses of CCS Pawlowski GmbH and OIS European operations, both acquired in the fourth quarter of 2009.  Research and development expenses increased to $3.9 million from $2.9 million, due primarily to increased software testing and quality control-related expenses in OIS and Abraxas and the impairment of $0.2 million intangible assets related to Electo-optical Unit acquired during the Asset Purchase Agreement with MediVision in October of 2009.

OIS reported a net loss for the year ended December 31, 2010 of $2.5 million, or $0.09 per share, compared with a net loss for the year ended December 31, 2009 of $6.9 million, or $0.32 per share.  The decrease in net loss for 2010 is mainly attributable to a $4.4 million impairment of debt booked in 2009 related to MediVision Medical Imaging, Ltd., OIS’ former parent company and current major shareholder.  On October 21, 2009, the Company acquired substantially all the assets of MediVision, which include certain European operations as conducted by CCS Pawlowski GmbH (MediVision’s German subsidiary at the time), a branch office in Belgium, agreements under which MediVision contracted with third parties for distribution and other services, as well as rights to intellectual property.  This acquisition provided OIS with access to new customers, technology and regional control over operations in the European market.

As of December 31, 2010, OIS reported $3.9 million in cash and cash equivalents and $2.8 million in total shareholders’ equity.

About Ophthalmic Imaging Systems
Ophthalmic Imaging Systems (www.oisi.com) is the leading provider of ophthalmic digital imaging and informatics systems.  The Company designs, develops, manufactures and markets digital imaging systems, image management and integrated EMR and PM solutions for the eye care market.  With more than 25 years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technologies.  Through its wholly owned subsidiary, Abraxas Medical Solutions, the Company provides EMR and PM software to OB/GYN, orthopedic and primary care physicians.  The Company markets and supports its products through an extensive network of dealers, distributors and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

OIS                                                         www.oisi.com
221 Lathrop Way, Suite I              main 800.338.8436
Sacramento, CA 95815                   fax 916.646.0207
USA

Ophthalmic Imaging Systems
2010 Fourth Quarter and Full Year Financial Results Press Release
April 15, 2011

Ophthalmic Imaging Systems
Selected Financial Data
Condensed Consolidated Statements of Operations

	THREE MONTHS ENDED DECEMBER 31,		12 MONTHS ENDED DECEMBER 31,
	2010	2009	2010	2009
Statement of Operations:		Restated		Restated
Net revenues	$4,813,587	$4,327,970	$18,631,912	$13,569,300
Cost of sales	2,321,906	1,904,407	8,328,414	6,242,279
Gross profit	2,491,681	2,423,563	10,303,498	7,327,021
Sales and Marketing	1,890,716	1,392,962	6,908,325	4,124,480
General and Administrative	739,301	605,998	2,433,619	2,255,389
Impairment related to the debt of MediVision	-	-	-	4,436,187
Research and development	1,217,330	745,648	3,880,593	2,559,478
Research and development-related party	-	-	-	294,014
Total operating expenses	3,847,347	2,744,608	13,222,537	13,669,548
Loss from operations	(1,355,666)	(321,045)	(2,919,039)	(6,342,527)
Other income (expense), net	535,762	(1,073,246)	370,410	(665,742)
Net loss before taxes	(819,904)	(1,394,292)	(2,548,629)	(7,008,269)
Provision for income tax expense	72,251	1,236	76,270	(3,787)
Net loss	$(747,653)	$(1,393,056)	$(2,472,359)	$(7,012,056)
Less: Noncontrolling interest’ share	(15,369)	(8,511)	(47,415)	(8,511)
Net loss attributable to OIS	$(732,284)	$(1,384,545)	$(2,424,944)	$(7,003,545)
Basic loss per share	(0.02)	(0.05)	(0.08)	(0.32)
Shares used in the calculation of basic EPS	$30,302,782	$26,500,059	$28,805,067	$21,842,234

OIS                                                         www.oisi.com
221 Lathrop Way, Suite I              main 800.338.8436
Sacramento, CA 95815                   fax 916.646.0207
USA

Ophthalmic Imaging Systems
2010 Fourth Quarter and Full Year Financial Results Press Release
April 15, 2011

Ophthalmic Imaging Systems
Condensed Balance Sheet

	AUDITED AS OF DECEMBER 31, 2010	AUDITED AS OF DECEMBER 31, 2009
Balance Sheet:		RESTATED
Assets:
Cash and investments	$3,905,910	$5,406,239
Accounts receivable, net	4,088,269	2,710,987
Accounts receivable, related party	-	-
Note receivable, related party	-	-
Inventories, net	1,757,873	991,325
Other current assets	357,380	179,451
Total Current Assets	10,109,432	9,288,002
Licensing agreement	-	-
Prepaid products	-	-
Capitalized software development	383,607	767,220
AcerMed asset purchase	190,029	380,053
Capitalized imaging software	168,239	336,475
Goodwill	807,000	807,000
Customer relationship intangibles	411,863	481,364
Other intangibles	-	199,000
Other assets	549,316	778,263
Total Assets	$12,619,486	$13,037,377
Liabilities:
Accounts payable	$1,256,515	$867,672
Accrued liabilities	2,022,347	1,753,041
Deferred revenue, current portion	1,722,235	1,632,491
Derivative liability financial instruments	1,698,416	1,863,976
Notes payable - current portion	1,518,099	-
Total Current Liabilities	8,217,612	6,117,180
Deferred revenue, less current portion	251,785	247,231
Notes payable – non-current portion	1,301,523	2,886,698
Other liabilities	-	150,000
Total Liabilities	$9,770,920	$9,401,109

Stockholders’ Equity:
Common stock	21,708,743	19,981,977
Additional paid in capital	65,543	47,044
Accumulated deficit	(19,284,427)	(16,859,483)
Cumulative translation	(58,368)	2,241
Total Ophthalmic Imaging Systems’ equity:	2,431,491	3,171,779

Noncontrolling Interest	417,074	464,489
Total Stockholders’ Equity	$2,848,565	$3,636,268
Total Liabilities and Stockholders’ Equity	$12,619,486	$13,037,377
# # #

OIS                                                         www.oisi.com
221 Lathrop Way, Suite I              main 800.338.8436
Sacramento, CA 95815                   fax 916.646.0207
USA